UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FRANKLIN RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

MASSACHUSETTS COALITION TO SAVE DARFUR, INC.

(DOING BUSINESS AS:  INVESTORS AGAINST GENOCIDE)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Massachusetts Coalition to Save Darfur, Inc. (d/b/a Investors Against Genocide) distributed an electronic letter (the “Letter”) beginning on February 6, 2014, to encourage shareholders of the above-listed Registrant (“Franklin Resources, Inc.”) to vote in favor of a shareholder proposal titled “genocide-free investing” (the “Proposal”) that Franklin Resources has included as Proposal No. 5 in the definitive proxy statement filed by Franklin Resources with the Securities and Exchange Commission on January 23, 2014. The text and layout of the Letter are filed as Annex 1 hereto.

Additionally, Massachusetts Coalition to Save Darfur, Inc. is filing the text and layout of a document (the “Document”) dated February 4, 2014, to encourage shareholders of Franklin Resources to vote in favor of the Proposal, filed here as Annex 2. The Document is available for download from a webpage at InvestorsAgainstGenocide.org (the “Website”) beginning on February 6, 2014, and occasionally distributed in paper and electronic forms beginning on February 5, 2014.

Annexes:

Annex 1: Text and layout of the Letter of February 6, 2014.

Annex 2: Text and layout of the Document dated February 4, 2014.

Annex 1

Dear _________,

During the 2014 proxy season, Investors Against Genocide’s genocide-free investing shareholder proposal will be on the ballot for the second year at Franklin Resources. Its annual meeting is to be held on March 12. We have prepared a white paper for institutional investors that provides a detailed analysis of the proposal and its merits. We hope you will review the white paper and are happy to arrange private meetings for further discussion and to answer any questions you may have.

This year, Franklin Resources has ramped up its efforts to oppose the proposal. First, the company attempted to suppress a vote on the genocide-free investing shareholder proposal by submitting a “no-action request” to the Securities and Exchange Commission (SEC) offering numerous reasons why the proposal should not be presented to shareholders. The company claimed that it lacked the power to implement the proposal, that it dealt with inappropriate (“ordinary business”) issues, and that it had been substantially implemented. The SEC rejected all these claims, saying, in part, “Franklin’s policies, practices, procedures do not compare favorably with the guidelines in the proposal.” Only because the SEC rejected all of these arguments and insisted that the proposal be presented to shareholders will shareholders be allowed to express themselves on this important social issue.

In addition, Franklin Resources has attempted to obscure the nature of the issue by omitting any reference to genocide on its proxy ballot. For 2013, Franklin Resources listed the proposal on the ballot as "genocide-free investing" which correctly reflected the title of the proposal. For 2014, Franklin Resources' ballot lists it simply as "a stockholder proposal" thereby removing any hint of the nature of the proposal on the ballot.

Please note that page 7 of the whitepaper includes details and references for Franklin Resources aggressive opposition and page 8 includes a detailed discussion on how the proposal is consistent with the stated values of Franklin Resources, including its commitments as a signatory to the UN Principles of Responsible Investment.

Over the last several years, our genocide-free investing proposal has received support from a wide range of institutional supporters including CalPERS, CalSTRS, Connecticut State Pension, Florida, New York State Pension, NYCERS, Ohio State Teachers Retirement System (STRS Ohio), AFSCME, Christian Brothers Investment Services, and T. Rowe Price, among many others.

In June 2012, shareholders approved a similar genocide-free investing proposal at the ING Emerging Countries Fund in June 2012 by a wide margin with 59.2% of votes in favor of the proposal and only 10.8% opposed. Further, a US SIF report, “2012 Report on Sustainable and Responsible Investing Trends in the United States,” supports the importance of Sudan-related investment policies as a key shareholder concern. Most strikingly, the report found that Sudan is the top ESG consideration for institutional investors. According to a market research study conducted by KRC Research in 2010, 88% of Americans would like their mutual funds to be genocide-free.

Proxy voting in support of genocide-free investing is an important step that institutions can take to ensure that their investments are not tied to genocide. We hope that you will vote in favor of this proposal and hope to hear from you with any questions or feedback you may have.

Regards,

Annex 2

Genocide-free Investing 2014 Proxy Vote at Franklin Resources

Executive summary In March, 2014, for the second year, Investors Against Genocide is coordinating a shareholder proposal for consideration by shareholders at Franklin Resources (NYSE:BEN). The "genocide-free investing" shareholder proposal states: Shareholders request that the Board institute transparent procedures to avoid holding or recommending investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Such procedures may include time-limited engagement with problem companies if management believes that their behavior can be changed. In the rare case that the company¡¦s duties as an advisor require holding these investments, the procedures should provide for prominent disclosure to help shareholders avoid unintentionally holding such investments. The full text of the proposal is included on page 10 of this document. Genocide-free investing has been supported by the numerous financial institutions, including T. Rowe Price,1 CalPERS,2 CalSTRS,3 Connecticut State Pension,4 Florida State Board of Administration,5 NYCERS,6 New York State Common Retirement Fund,7 Ohio State Teachers Retirement System,8 AFSCME,9 and many other financial institutions. Shareholders of Franklin Resources should vote FOR the proposal because: „h The proposal is in line with the vast majority of Americans who want to avoid investments with ties to genocide. Eighty-eight percent of Americans surveyed want their investments to be genocide-free.10 Similarly, shareholders approved the genocide-free investing proposal at the ING Emerging Countries Fund by a wide margin with 59.8 % of votes in favor of the proposal and only 10.7% opposed.11 Also, a study by the Forum for Sustainable and Responsible Investment found that Sudan, where genocide is ongoing, is the top ESG consideration for institutional investors.12 See more details on page2. „h Current policies inadequately support genocide-free investing. Franklin Resources exercises investment discretion over its own assets and, through investment management contracts, those of Franklin and Templeton mutual funds. Yet, for example, despite having adopted a variety of policies addressing social concerns, Franklin Resources recently owned 7% of PetroChina.13 PetroChina is widely recognized as substantially contributing to genocide in Sudan, and the U.S. Securities and Exchange Commission (SEC) is reported to be considering action against PetroChina for violating U.S. sanctions in Iran and Sudan.14 Investments such as PetroChina, while legal, work against the spirit of U.S. sanctions. See more details on page 3. „h The proposed genocide-free investing policy is needed to align the company¡¦s investments with shareholder values so that investors can be confident that they are not inadvertently tied to genocide and crimes against humanity. See more details on page 5. „h No sound reasons prevent having a genocide-free investing policy. The proposal is narrowly crafted and only targets investments in the few companies supporting the most extreme cases of human rights abuses. The proposal sets a very high bar for when management action would be required, focusing only on companies that ¡§substantially contribute to genocide or crimes against humanity.¡¨ Although some may have worried that agreeing to a genocide-free investing policy might open the door to every human rights issues, no matter how small or controversial, an SEC Many financial institutions are already supporting the genocide-free shareholder proposal Why shareholders should vote for the genocide-free investing shareholder proposal in 2014 ruling in May 2013 demonstrated that there is no "slippery slope." In that SEC ruling, supporting genocide-free investing made it harder, not easier, for special-interest groups to push an institution to consider lesser human rights concerns. See more details on page 5.

- The proposal would not be overly difficult to implement, would allow flexibility for Franklin Resources' range of businesses, and would not prevent the company from assisting clients that deliberately choose to invest in companies that contribute to genocide. Other large financial institutions such as T. Rowe Price and TIAA-CREF have implemented genocide-free investment policies thereby demonstrating that the proposal is feasible. See more details on page 6.
- Franklin Resources is actively opposing the proposal and opposed the genocide-free investing proposal on the 2013 proxy ballot. For 2014, Franklin Resources requested SEC approval for its attempt to suppress a vote on genocide-free investing. The SEC rejected this request saying, in part, "Franklin's policies, practices, and procedures do not compare favorably with the guidelines in the proposal."[15] With SEC support for including genocide-free investing on the ballot, Franklin Resources is once again opposing the proposal. Further, it has attempted to obscure the nature of the issue, by omitting any reference to genocide on its proxy ballot. See more details on page 7.
- The proposal is consistent with the stated values of Franklin Resources, including its commitments as a signatory to the UN Principles for Responsible Investment (UN PRI). See more details on page 8.

The proposal is consistent with Franklin Resources' stated values

These points are explained in detail below. Please contact us at 617-517-6310 or ProxyVoting@InvestorsAgainstGenocide.org to discuss.

Genocide-free investing is popular among investors, is good business, and would enhance the company's image

Beginning in 2008, shareholder proposals for genocide-free investing have appeared on the proxy ballots of large mutual funds, including Fidelity,[16,17,18,19,20,21,22] Vanguard,[23] Putnam,[24] and American Funds.[25] As a result, many millions of shareholders have been informed about the issue and large numbers have voted in favor of genocide-free investing. In one vote at Fidelity, 31%[26] of shareholders supported the measure despite active opposition from management.

In 2012, shareholders at the ING Emerging Countries Fund approved our genocide-free investing proposal by a wide margin. The proposal passed 59.8% to 10.7% with 29.5% abstaining.[27] ING management did not oppose the ballot measure, allowing a decisive vote by investors. This win at ING matches market research affirming that the vast majority of Americans want to avoid investments tied to genocide.

The proposal is in line with the vast majority of Americans who want to avoid investments with ties to genocide

Market research done by KRC Research in 2007[28] and 2010[29] highlights strong public concern for the issue:

- 84% of respondents say they will withdraw their investments from American companies that do business with companies that directly or indirectly support genocide.[30]
- 88% would like their mutual funds to be genocide-free.[31]
- 95% of those earning $50,000 or more would like their mutual funds to be genocide-free.[32]

February 4, 2014 Investors Against Genocide Page 2

„h 82% say they would advise friends, family and co-workers against buying products or services, or investing in American companies that invest in a foreign company that directly or indirectly provides revenue to a government that perpetrates genocide.33 Despite management opposition in the 2013 vote at Franklin Resources, the genocide-free investing shareholder proposal received 9.4% of the shareholders voting "for" or "against" the proposal (8.7% of those voting "for" or "against" or "abstain").34 Given that senior executives of the company, Charles Johnson, Rupert Johnson, Gregory Johnson, Jennifer Johnson, and other insiders, collectively own 36% of the outstanding shares,35 and that many institutional barriers operate against shareholder action, this result demonstrates a strong and significant level of support. A 2012 study by the Forum for Sustainable and Responsible Investment on responsible investing has confirmed that genocide-free investing is an increasingly important issue of shareholder concern. The report36 found that Sudan, where genocide is ongoing, is the top ESG consideration for institutional investors. According to the report, Sudan-related investment policies are the most prevalent ESG criteria incorporated into investment management, affecting more than $1.63 trillion in institutional assets, a 21 percent increase over 2010. Other leading indicators of broad-based support for genocide-free investing include: „h Beginning in 2005, 30 states37 have divested from companies supporting Sudan, as have over 60 colleges and universities.38 „h In December 2007, Congress unanimously passed the Sudan Accountability and Divestment Act.39 „h During the 2008 presidential election, candidates from both parties40 divested from mutual funds holding stock in one or more of the oil companies supporting the Government of Sudan, including President Obama41 and Senator McCain;42 and „h In November 2010, the House Financial Services Subcommittee on International Monetary Policy and Trade held a hearing43 on ¡§Investments Tied to Genocide: Sudan Divestment and Beyond.¡¨ Shareholder votes and Sudan divestment measures have raised the profile of the problem of investments tied to genocide. In addition to the financial institutions that have taken steps to avoid investing in genocide, private pensions have also taken significant steps. For example, in May 2010, the Unitarian Universalist Association (UUA) announced44 it was moving its $178 million pension account from Fidelity to TIAA-CREF because of ¡§Fidelity¡¦s persistent refusal to consider human rights in their investment choices.¡¨ Further, the national and financial media have written extensively45 on the topic, thereby helping to build awareness of the problem. Financial institutions have suffered extremely unfavorable publicity in the wake of the recent financial crisis. They can build positive public opinion by demonstrably taking affirmative action on the genocide-free investing proposal. Current policies are not addressing investments tied to genocide Franklin Resources claims that its existing policies and procedures appropriately address the concern raised by the shareholder proposal.46 However, its investments Genocide is an ongoing problem that deserves consideration in investment policy The proposal is consistent with Goldman's endorsement of the UN Principles for Responsible Investment The proposal is in line with the vast majority of Americans who want to avoid investments with ties to genocide Genocide-free investing is popular Genocide-free investing is popular show that existing policies do not adequately respond to the problem of investments in companies that help to fund genocide.

Genocide and crimes against humanity continue in Sudan

Genocide is an ongoing problem that must be addressed. For example, the government of Sudan has waged genocide against its own people for decades, not only in the western region of Darfur, but in other regions as well. Sudan's President Omar al-Bashir and other government leaders have been indicted by the International Criminal Court for genocide and crimes against humanity, but they are still in power in Sudan and in positions that allow them to continue to perpetrate similar crimes. Although South Sudan gained its independence in July 2011, the government of Sudan continues its campaign of ethnic cleansing north of the border with South Sudan, in the Nuba Mountains of South Kordofan and Blue Nile State of Sudan.[47] The UN estimates that new government-sponsored violence and obstruction of aid has displaced 400,000[48] civilians in South Kordofan and Blue Nile and killed thousands. Hundreds of thousands have scattered to safer terrain, but are suffering from near famine conditions and ongoing aerial and artillery bombardments by the Sudan Armed Forces and militias.[49] The government of Sudan is employing the same method of attacks on civilians and systematic ethnic cleansing as it used earlier in Darfur and South Sudan.

Foreign oil companies, such as PetroChina/CNPC operate in Sudan and provide the primary source of income to the government

Although U.S. sanctions prevent American companies from operating in Sudan, many financial institutions continue to invest in one or more of the four foreign oil companies partnering with the government of Sudan and providing its primary source of revenue, thereby helping fund the government of Sudan's genocide. These four companies are PetroChina/CNPC[50] (China), China Petroleum & Chemical Corporation/Sinopec[51] (China), ONGC (India), and Petronas (Malaysia).[52,53]

PetroChina, through its closely related parent, China National Petroleum Company (CNPC), is internationally recognized[54,55] as Sudan's largest partner in the oil industry which provides funds used by the government to commit genocide. In its response to the shareholder proposal, Franklin Resources does not dispute PetroChina's connection to funding genocide.

Numerous investment companies and governments have tried engaging with PetroChina over the last decade. These efforts have proven futile. For example, TIAA-CREF made a statement on January 4, 2010[56] indicating that it was terminating its fruitless efforts to engage with PetroChina and divesting its shares.

Large investments in PetroChina highlight the need for more effective policies

The SEC has been investigating whether PetroChina violated US sanctions. According to a recent report, the SEC "has warned it might take action against PetroChina after the energy giant admitted for the first time to doing business with its state-owned parent relating to countries under US sanctions like Iran and Sudan."[57] The PetroChina example is a red flag highlighting the need for a clearer and more effective investment policy to avoid investments that fund genocide.

However, Franklin Resources' existing human rights and good governance policies do not result in avoiding investments in PetroChina. Franklin Resources' filing[58] on December 31, 2012, shows the company held 1,470,026,753 shares (7% of the class outstanding) of PetroChina.

Franklin Resources emphasizes that it complies "with all applicable legal and regulatory restrictions on investment."[59] However, through its investments in PetroChina, it undermines the objective of U.S. economic sanctions. Since 2002,[60] U.S. law[61] includes a provision that the "President should take all necessary and

February 4, 2014 Investors Against Genocide Page 4

appropriate steps to deny the Government of Sudan access to oil revenues.” President Bush’s Executive Order #1341262 explicitly prohibited “all transactions by United States persons relating to the petroleum or petrochemical industries in Sudan, including, but not limited to, oilfield services and oil or gas pipelines.” Therefore, ExxonMobil is precluded from supporting the government of Sudan by helping to develop its oil industry, but Franklin Resources has more than a billion dollars invested in PetroChina, the publicly traded arm of CNPC that provides these same services to the government of Sudan. The proposed policy is needed to align investments with shareholder values Some might argue that there are other ways for shareholders to address concerns about Franklin Resources’ investments. They might, for example, elect new directors or move their investments to another firm. The reality is that neither of these approaches are satisfactory alternatives for many investors. In theory, an approach for addressing human rights concerns would be to hold directors of the fund accountable through the election of trustees. However replacing a majority of the trustees by shareholder action is an overly broad approach and has a remote chance of success. By contrast, the approach taken by the proposal is straightforward – it asks shareholders to support reasonable procedures to guide the firm’s investment approach. Investing elsewhere is also an unattractive option since investors face multiple hurdles when attempting, on their own, to make genocide-free investments. Few people research the details of their investments and banking relationships; they simply trust their investment company to make sound choices on their behalf. Individual investors who do attempt this research discover that it is a daunting task to determine which companies have ties to genocide, so that they can avoid those companies. Further complicating the task are the facts that even “recent” reports of a company’s portfolio holdings are likely to be months out of date and individuals have no assurance that investment managers will not invest in the problem companies in the future. Only if management makes a commitment to genocide-free investing and implements supporting procedures can investors be confident that they are not inadvertently complicit in supporting genocide and crimes against humanity. No sound reasons prevent having a genocide-free investing policy The shareholder proposal focuses on a small, well defined, and non-controversial segment of the investing universe. It sets a very high bar for when action by management would be required, focusing only on companies that “substantially contribute to genocide or crimes against humanity.” These few companies are a tiny fraction of the universe of available investments, and Gary Brinson’s classic asset allocation study63 showed that avoiding a few companies need not have a significant effect on investment performance. Adopting such a proposal will not require the company to adopt divestment policies against inappropriate and unintended targets. The genocide-free investing proposal was carefully constructed to focus only on the most extreme human rights abuses, genocide64 and crimes against humanity,65 both of which are defined terms in international law, both of which are universally recognized as egregious human rights abuses, and neither of which applies to lesser order problems. The proposed investing policy is needed to align investments with shareholder values Investors need assistance making genocide-free investments The proposal sets a very high bar for action - those few companies that “substantially contribute to genocide or crimes against humanity”

Although some might worry that agreeing to a genocide-free investing policy might open the door to every human rights issue, no matter how small or controversial, an SEC ruling in May 2013 demonstrated that there is no “slippery slope.” In that SEC ruling, TIAA-CREF's support for genocide-free investing made it harder, not easier, for special-interest groups to push the institution to consider lesser human rights concerns. The SEC supported TIAA-CREF in resisting efforts from a shareholder seeking to force the firm to divest from companies that “provide support for the Israeli occupation and segregated settlements in the West Bank, including East Jerusalem.” The SEC supported TIAA-CREF’s response that it had substantially implemented “a policy for identifying portfolio companies to engage on a broad range of matters including human rights matters and divesting from companies when judged appropriate” and proving it by saying that “CREF divested from several companies with ties to the government of Sudan.”66 This SEC decision showed that a policy which responded to issues with broad public support and consensus would assist in deflecting pressure to react to more controversial political disputes. Reasonable people may not agree on the definition of “socially responsible” and “ethical investing” but few want to invest in companies complicit in genocide. The proposal focuses on these few worst offenders. It gives management control and flexibility in defining the supporting procedures and in applying the procedures to particular companies by asking for a policy to address only companies “that, in management’s judgment, substantially contribute” to genocide or crimes against humanity. Implementing the genocide-free investing proposal can have a significant positive impact now and in the future. It is generally accepted that divestment pressure was critical in achieving positive change in South Africa.67 Similarly, many experts believe that divestment pressure helped end Sudan’s war against what is now South Sudan.68 The proposed genocide-free investment policy would have a positive effect, not only on current crises, but may also prevent future crises by limiting the interest in stock and bond offerings of companies tied to the most serious human rights abuses. Financial institutions, by instituting a simple investment policy, would exert their considerable influence to encourage companies to demonstrate good records regarding the most severe human rights problems. The proposal would not be overly difficult to implement, would allow flexibility for any businesses, and would not prevent the companies from assisting clients that choose to invest in genocide Numerous respected organizations such as the Conflict Risk Network, MSCI (including KLD, ISS and Risk Metrics), Sustainalytics, IW Financial, and EIRIS are able to provide management with the research they need to identify problem companies. There may be disagreement among these sources about the full list of offenders but there is widespread agreement about the worst offenders. For example, every major organization that has taken action to avoid complicity in the Sudan genocide divested from PetroChina. By saying that management need take action only on those “substantially contributing” to genocide, the proposal makes it easy to focus on just these worst offenders. Therefore, identifying the few companies that “substantially contribute” to genocide or crimes against humanity is not a complex task. There is no need to invest in these few problem companies. Comparable investments can be found, even in index funds, since index funds need not invest in every security Adopting the proposal helps protect against the "slippery slope" of having to address every human rights concern The proposal can have a significant positive impact now and in the future Service providers are able to identify the few problem companies The theoretical problem of the "slippery slope" does not apply Financial institutions can easily get guidance from U.S. sanctions about which countries and industries deserve additional due diligence in the index in order to statistically track index performance. No sound financial, fiduciary, or legal reasons prevent the companies from having a genocide-free investment policy. Unlike Franklin Resources, thirty states, more than 60 colleges, and numerous other financial firms, have already demonstrated the feasibility of taking strong action. T. Rowe Price69 and TIAA-CREF have established a leadership position by articulating and implementing policies on investments tied to genocide.70,71 Other large financial institutions, such as American Funds,72 Allianz’s NFJ, and Berkshire Hathaway,73,74 have sold their complete holdings in oil companies involved with Sudan (though some have not publicly stated their reasons for so doing). Franklin Resources has full flexibility and control over how to define the details of the requested genocide-free investing policy. One way to implement the proposal would be to build procedures based on U.S. sanctions, so that it could rely on the U.S. government to identify the few countries warranting special consideration while focusing its own research on identifying the companies to be targeted. For example, the policy could seek to restrict investments in countries targeted by U.S. sanctions if: 1) the sanctions prevent U.S. companies from doing business or making investments in those countries, AND 2) the sanctions are due at least in part to serious human rights violations. Note that this approach would go further than what is required by U.S. law, since U.S. sanctions often limit operations of U.S companies, while rarely restricting foreign competitors from the same business. The US Department of the Treasury’s Office of Foreign Asset Control (OFAC) maintains and publishes the list and details of U.S. sanctions.75 Today, the only countries that meet these criteria would be Sudan, Burma, Iran, Ivory Coast, and Cuba. This list of sanctioned countries could then be used to identify companies that are funding and furthering government-sponsored human rights abuses through their commercial involvement. Lastly, the proposed policy would not prevent the Franklin Resources from assisting clients who knowingly choose to invest in companies funding genocide, but it would protect those who, against their values, are inadvertently doing so because of the company’s decisions. Franklin Resources is resisting having a genocide-free investing policy Franklin Resources opposed the genocide-free investing proposal on the 2013 proxy ballot and is again opposing it in 2014. Additionally, this year, Franklin Templeton attempted to suppress a vote on the genocide-free investing shareholder proposal. The company submitted a “no-action request” to the SEC offering numerous reasons why the proposal should not be presented to shareholders. The company claimed that it lacked the power to implement the proposal, that it dealt with inappropriate (“ordinary business”) issues, and that it had been substantially implemented. The SEC rejected all these claims, saying, in part, “Franklin’s policies, practices, procedures do not compare favorably with the guidelines in the proposal.”76 Only because the SEC rejected all of these arguments and insisted that the proposal be presented to shareholders will shareholders be allowed to express themselves on this important social issue. However, Franklin Resources has attempted to obscure the nature of the issue by omitting any reference to genocide on its proxy ballot. For 2013, Franklin Resources listed the proposal on the ballot as "genocide-free investing" which correctly reflected the title of the proposal.77 For 2014, Franklin Resources' ballot lists it as "a stockholder proposal" thereby removing any hint on the ballot of the nature of the proposal.78 The proposal allows management flexibility in how to implement, taking into account the range of its businesses Franklin Resources is resisting having a genocide-free investing policy

These aggressive actions by management are in addition to the normal advantages that companies enjoy when resisting shareholder proposals. Shareholders that support the measure should not just remain neutral since such abstentions make it more difficult to achieve the SEC-mandated minimum support levels for the issue to continue to appear on the proxy ballot. Franklin Resources’ stated values and commitments Franklin Resources, known as Franklin Templeton Investments, proudly states79 on its website, “At Franklin Templeton Investments, we believe that being a good corporate citizen is good business.” It notes that the name of the firm was inspired by the ideas of Ben Franklin and quotes the Franklin motto, “Do well by doing good.”80 It further states, “integrity, trust and responsibility are essential to our continued success as a premier global investment management organization.”81 Franklin Resources also states, “We recognize that human rights, environmental, social and governance issues have the potential to affect the performance of an investment and, therefore, believe that consideration of these issues should be incorporated into mainstream investment analysis and decision-making processes.”82 We agree with these values, which is why we believe that Franklin Resources should make an effort to avoid investments connected to genocide and crimes against humanity. In May 2013, Franklin Templeton Investments became a signatory to the United Nations Principles for Responsible Investing (UN PRI) and stated, “Franklin Templeton's various investment teams and strategies are very much aligned with the PRI principles.” 83 As a signatory84 to the UN PRI,85 the company has agreed to: a) “incorporate ESG issues into investment analysis and decision-making processes” and b) “better align investors with broader objectives of society.” Given these significant commitments by Franklin Resources, we believe that the company should make an effort to avoid investments connected to genocide and crimes against humanity. Franklin Resources’ recommendation against the proposal86 states that “fostering economic and business development through investment can often help in achieving reforms.” We agree that may sometimes be the case. However, it is a surprising assertion to make regarding the genocidal regime in Sudan that has resisted international condemnation on government-sponsored mass atrocities in Darfur for 11 years and continues its genocide and crimes against humanity in Darfur and recently in the Nuba Mountains of South Kordofan and Blue Nile states. Conclusion Franklin Resources has resisted requests to adjust its investment policies in response to the well-known and much publicized genocide in Sudan. The “genocide-free investing” shareholder proposal asks that management begin to make a reasonable effort “to avoid holding or recommending investments in companies that, in management's judgment, substantially contribute to genocide or crimes against The proposal is in line with Franklin Resources' stated values humanity.¡¨ Acting now, on this extreme situation, will prepare the company to address humanitarian crises that may appear in the future. Some investors believe that, in general, they should not support prescriptive shareholder proposals. However, in the face of long-term ongoing genocide and the company¡¦s continuing practice of holding large investments tied to genocide, we believe that the 2014 proposal deserves support. In conclusion: „h The proposal is in line with the wishes of the vast majority of Americans who want to avoid investments with ties to genocide. „h The company¡¦s current policies are not adequately addressing the issue. „h The proposal allows management flexibility about how to implement the proposal, taking into account the range of its businesses and fact-specific evaluations of companies and crises. „h The proposal is consistent with the objectives and the spirit of U.S. economic sanctions in Sudan. „h The proposal is consistent with the stated values of Franklin Resources and with its statements of principle. About Investors Against Genocide Investors Against Genocide is a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing. Investors Against Genocide works with individuals, financial firms, pension and endowment managers and government officials to encourage investment firms to change their investing strategy to avoid investments in companies that substantially contribute to genocide or crimes against humanity. Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur Inc., a 501(c)(3) non-profit charitable organization, incorporated in the state of Massachusetts. The genocide-free investing proposal deserves support and is needed to change existing investment policies at Franklin Resources

WHEREAS We believe that: 1. Investors do not want their investments to help fund genocide. a) While reasonable people may disagree about socially responsible investing, few want their investments to help fund genocide. b) KRC Research’s 2010 study showed 88% of respondents want their mutual funds to be genocide-free. c) Millions of investors have voted for genocide-free investing proposals similar to this one, submitted by supporters of Investors Against Genocide, despite active management opposition. d) In 2012, a genocide-free investing proposal passed decisively, 59.8% to 10.7% with 29.5% abstaining. 2. Franklin Resources, Inc. exercises investment discretion over its own assets and, through investment management contracts, those of Franklin and Templeton mutual funds. 3. The example of PetroChina shows that, current policies do not adequately support genocide-free investing because Franklin Resources and the funds it manages: a) Are large shareholders of PetroChina, reporting beneficial ownership of 1,470,026,753 shares (7% of the class outstanding) as of December 31, 2012. PetroChina, through its controlling shareholder, China National Petroleum Company, is Sudan’s largest business partner, thereby helping fund ongoing government-sponsored genocide and crimes against humanity. b) Claim to consider “social and political issues in their risk assessment of individual fund holdings,” but maintained large holdings of PetroChina long after being made aware of PetroChina's connection to genocide, an inherent risk factor. c) Excused holding PetroChina by saying "engagement is better than departure" while providing no evidence of effective engagement. d) Made investments in PetroChina that, while legal, are inconsistent with U.S. sanctions explicitly prohibiting transactions relating to Sudan’s petroleum industry. 4. Individuals, through ownership of shares of Franklin Resources and its funds, may inadvertently invest in companies that help support genocide. With no policy to prevent these investments, Franklin Resources may at any time add or increase holdings in problem companies. 5. No sound reasons prevent having a genocide-free investing policy because: a) Ample alternative investments exist. b) Avoiding problem companies need not have a significant effect on investment performance, as shown in Gary Brinson’s classic asset allocation study. c) Appropriate disclosure can address any legal concerns regarding the exclusion of problem companies. d) Management can easily obtain independent assessments to identify companies connected to genocide. e) Other large financial firms such as T. Rowe Price and TIAA-CREF have avoided investments connected to genocide by divesting problem companies such as PetroChina. f) Investor action can influence foreign governments, as in South Africa. Similar action on Talisman Energy helped end the conflict in South Sudan. RESOLVED Shareholders request that the Board institute transparent procedures to avoid holding or recommending investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Such procedures may include time-limited engagement with problem companies if management believes that their behavior can be changed. In the rare case that the company’s duties as an advisor require holding these investments, the procedures should provide for prominent disclosure to help shareholders avoid unintentionally holding such investments.

Genocide-free Investing: Endnotes February 4, 2014 Page 11 1 T. Rowe Price voting on 2012 JPMorgan proxy ballot - http://www.sec.gov/Archives/edgar/data/1462712/000120677412003782/lcf_811-22293.htm, http://www.sec.gov/Archives/edgar/data/923084/000120677412003766/psc_811-07173.htm, http://www.sec.gov/Archives/edgar/data/313212/000120677412003769/inteq_811-02958.htm, http://www.sec.gov/Archives/edgar/data/706211/000120677412003765/gif_811-03566.htm, http://www.sec.gov/Archives/edgar/data/1019286/000120677412003806/fsf_811-07749.htm, http://www.sec.gov/Archives/edgar/data/858581/000120677412003772/ifc_811-05986.htm, http://www.sec.gov/Archives/edgar/data/927845/000120677412003825/val_811-07209.htm, http://www.sec.gov/Archives/edgar/data/894024/000120677412003819/dgf_811-07055.htm, http://www.sec.gov/Archives/edgar/data/902259/000120677412003775/bcg_811-07059.htm, http://www.sec.gov/Archives/edgar/data/918294/000120677412003764/eqs_811-07143.htm, http://www.sec.gov/Archives/edgar/data/1012968/000120677412003813/ief_811-07639.htm, http://www.sec.gov/Archives/edgar/data/931151/000120677412003776/cof_811-07225.htm, http://www.sec.gov/Archives/edgar/data/852254/000120677412003771/iief_811-05833.htm, http://www.sec.gov/Archives/edgar/data/793347/000120677412003770/caf_811-04519.htm, http://www.sec.gov/Archives/edgar/data/871839/000120677412003824/bal_811-06275.htm, http://www.sec.gov/Archives/edgar/data/775688/000120677412003795/eif_811-04400.htm 2 CalPERS voting on 2012 JPMorgan proxy ballot - http://www.calpers-governance.org/proxyvoting/proxy/proxy-results?ticker=jpm&company=&proxysearch=Search 3 CalSTRS voting on 2012 JPMorgan proxy ballot - https://viewpoint.glasslewis.net/GlassLewisWebDisclosure/webdisclosure/search.aspx?glpcustuserid=CAL090&WDFundGroupID=1303 4 State of Connecticut Retirement Plans and Trust Funds voting on 2012 JPMorgan proxy ballot - - http://www.state.ct.us/ott/PDFs/Proxyvotesum2qtr2012.pdf 5 Florida State Board of Administration voting on 2012 JPMorgan proxy ballot - http://www.sbafla.com/fsb/portals/Internet/CorpGov/ProxyVoting/20120706_VoteSummaryReportAgendaLevel.pdf 6 Email correspondence with NYC Comptroller's Office on NYCERS voting on 2012 JPMorgan proxy ballot, March 12, 2012 7 New York State Common Retirement Fund voting on 2012 JPMorgan proxy ballot, article by Responsible Investing, May 8, 2012 - http://www.responsible-investor.com/home/article/iag_jpm_proposal/ 8 Email correspondence with STRS Ohio, May 2, 2012 9 AFSCME voting on 2012 JPMorgan proxy ballot - http://www.afscme.org/issues/pension-security/resources/afscme-pension-plan-proxy-voting-information 10 Research results from the 2010 KRC study, page 2 - http://www.investorsagainstgenocide.org/iag/files/KRC-research-results-from-2010-and-2007.pdf 11 ING Emerging Countries proxy voting results from June 28, 2012 - http://www.sec.gov/Archives/edgar/data/895430/000117152012001135/ex99-77c.htm 12 “2012 Report on Sustainable and Responsible Investing Trends in the United States,” Forum for Sustainable and Responsible Investment website, accessed February 3, 2014, page 14 - http://ussif.membershipsoftware.org/files/Publications/12_Trends_Exec_Summary.pdf 13 Franklin Resources beneficial ownership of PetroChina as of December 31, 2011 - http://www.sec.gov/Archives/edgar/data/1108329/000003877712000098/petr11a1.htm 14 PetroChina could face penalties after admitting business related to US-sanctioned Iran, Sudan -http://www.scmp.com/business/commodities/article/1407527/petrochina-could-face-penalties-after-admitting-business 15 SEC response to Franklin Resources’ no-action request in a letter dated December 30, 2013 -http://www.sec.gov/divisions/corpfin/cf-noaction.shtml 16 Fidelity Funds proxy voting on March 19, 2008 - http://www.sec.gov/Archives/edgar/data/320351/000003531509000083/q77c_votingmatters2.htm, http://www.sec.gov/Archives/edgar/data/320351/000081911808000011/q77c_voting-matters.htm, http://www.sec.gov/Archives/edgar/data/225322/000022532209000001/main.htm 17 Fidelity Funds proxy voting on April 16, 2008 - http://www.sec.gov/Archives/edgar/data/744822/000087846708000057/q77c_proxyvoting.htm, http://www.sec.gov/Archives/edgar/data/205323/000031188408000006/main.htm

Genocide-free Investing: Endnotes February 4, 2014 Page 12 18 Fidelity Funds proxy voting on May 14, 2008 - http://www.sec.gov/Archives/edgar/data/35341/000087846708000068/q77c-votingresults.htm, http://www.sec.gov/Archives/edgar/data/24238/000002423808000038/q77pvr.htm, http://www.sec.gov/Archives/edgar/data/275309/000087866208000039/q77c_votingmatters2.htm, http://www.sec.gov/Archives/edgar/data/81205/000008120508000015/main.htm, http://www.sec.gov/Archives/edgar/data/754510/000075451008000018/main.htm 19 Fidelity Funds proxy voting on June 18, 2008 - http://www.sec.gov/Archives/edgar/data/61397/000006139708000012/q77c_votingmatters.htm, http://www.sec.gov/Archives/edgar/data/707823/000088019508000125/q77c_votingmatters.htm 20 Fidelity Funds proxy voting on July 15, 2009 - http://www.sec.gov/Archives/edgar/data/278001/000072257410000024/main.htm, http://www.sec.gov/Archives/edgar/data/354046/000130345909000016/main.htm, http://www.sec.gov/Archives/edgar/data/35315/000072257409000226/main.htm 21 Fidelity Funds proxy voting on August 14, 2009 - http://www.sec.gov/Archives/edgar/data/880195/000006139709000018/q77c_votingmatters.htm 22 Fidelity Funds proxy voting on June 18, 2013 – http://www.sec.gov/Archives/edgar/data/315700/000031570013000019/main.htm 23 Vanguard Funds proxy voting on July 2, 2009 - http://www.sec.gov/Archives/edgar/data/106444/000093247109001679/vfisf0909votingresults.txt, http://www.sec.gov/Archives/edgar/data/734383/000093247109001678/vsp0909votingresults.txt, http://www.sec.gov/Archives/edgar/data/752177/000093247109001855/chesterfunds1109proxyresults.txt, http://www.sec.gov/Archives/edgar/data/36405/000093247110001494/indexfinal.htm, http://www.sec.gov/Archives/edgar/data/34066/000093247110000014/explorerfinal.htm, http://www.sec.gov/Archives/edgar/data/736054/000093247109002129/starfinal.htm, http://www.sec.gov/Archives/edgar/data/107606/000093247109002130/windsorfinal.htm, http://www.sec.gov/Archives/edgar/data/857489/000093247109002118/intlequityindexfinal.htm, http://www.sec.gov/Archives/edgar/data/826473/000093247109001910/fenwayfinal.htm, http://www.sec.gov/Archives/edgar/data/52848/000093247109001798/worldfinal.htm, http://www.sec.gov/Archives/edgar/data/891190/000093247109001774/admiralfundsfinal.htm, http://www.sec.gov/Archives/edgar/data/106830/000093247109001775/moneymarketfinal.htm, http://www.sec.gov/Archives/edgar/data/225997/000093247110003582/municipalbondsfinal_amended.htm 24 Putnam Funds proxy voting on November 19, 2009 -http://www.sec.gov/Archives/edgar/data/81280/000086939210000048/shrmtg007.txt, http://www.sec.gov/Archives/edgar/data/914209/000086939210000071/shrmtgvotes.txt 25 American Funds proxy voting on November 24, 2009 - http://www.sec.gov/Archives/edgar/data/39473/000005193110000138/fi_77c.htm, http://www.sec.gov/Archives/edgar/data/770161/000005193110000261/gvt_77c.htm, http://www.sec.gov/Archives/edgar/data/1454975/000005193110000356/mmf_77c.htm, http://www.sec.gov/Archives/edgar/data/811968/000005193110000382/cib_77c.htm, http://www.sec.gov/Archives/edgar/data/1073330/000005193110000383/nwf_77c.htm, http://www.sec.gov/Archives/edgar/data/5506/000005193110000381/amf_77c.htm, http://www.sec.gov/Archives/edgar/data/1454975/000005193110000356/mmf_77c.htm, http://www.sec.gov/Archives/edgar/data/71516/000005193110000357/npf_77c.htm, http://www.sec.gov/Archives/edgar/data/44201/000005193110000260/gfa_77c.htm, http://www.sec.gov/Archives/edgar/data/50013/000005193110000234/ifa_77c.htm, http://www.sec.gov/Archives/edgar/data/719603/000005193110000361/eupac_ncsr.htm, http://www.sec.gov/Archives/edgar/data/4405/000005193110000283/amcap_ncsr.htm, http://www.sec.gov/Archives/edgar/data/13075/000005193110000143/bfa_ncsr.htm, http://www.sec.gov/Archives/edgar/data/4568/000005193110000142/ambal_ncsr.htm, http://www.sec.gov/Archives/edgar/data/51931/000005193110000146/ica_ncsr.htm, http://www.sec.gov/Archives/edgar/data/894005/000005193110000027/wgi_ncsr.htm, http://www.sec.gov/Archives/edgar/data/104865/000010486509000042/ncsr103109.htm 26 Fidelity Blue Chip Value Fund proxy voting results from May 14, 2008 - http://www.sec.gov/Archives/edgar/data/754510/000075451008000019/q77c_votingmatters.htm

Genocide-free Investing: Endnotes February 4, 2014 Page 13 27 ING Emerging Countries proxy voting results from June 28, 2012 - http://www.sec.gov/Archives/edgar/data/895430/000117152012001135/ex99-77c.htm 28 http://www.investorsagainstgenocide.org/iag/files/KRC-research-results-from-2010-and-2007.pdf 29 Ibid. 30 Ibid., research results from the 2007 KRC study, page 3 31 Ibid., research results from the 2010 KRC study, page 2 32 Ibid., research results from the 2010 KRC study, page 2 33 Ibid., research results from the 2007 KRC study, page 4 34 Franklin Resources proxy voting results from 2013 - http://www.sec.gov/Archives/edgar/data/38777/000119312513106722/d502667d8k.htm 35 Yahoo Major Holders report, accessed February 3, 2014 - http://finance.yahoo.com/q/mh?s=BEN+Major+Holders 36 “2012 Report on Sustainable and Responsible Investing Trends in the United States,” Forum for Sustainable and Responsible Investment website, accessed February 3, 2014, page 14 - http://ussif.membershipsoftware.org/files/Publications/12_Trends_Exec_Summary.pdf 37 “States that divested from Sudan” webpage accessed March 16, 2012 - http://www.investorsagainstgenocide.org/states-that-divested-from-sudan/ 38 “Colleges and universities that divested from Sudan” webpage accessed March 16, 2012 - http://www.investorsagainstgenocide.org/colleges-and-universities-that-divested-from-sudan 39 http://www.govtrack.us/congress/bill.xpd?bill=s110-2271 40 “Giuliani, Edwards Discover Darfur-Related Holdings” on Fox News, May 18, 2007 - http://www.foxnews.com/story/0,2933,273787,00.html 41 “Obama Sells Investment With Link to Sudan” in the Wall Street Journal, May 17, 2007 - http://blogs.wsj.com/washwire/2007/05/16/obama-sells-investment-with-link-to-sudan/ 42 “McCain Urges Sudan Divestment -- After Wife Dumps Her Holdings” on ABC News, May 15, 2008 - http://abcnews.go.com/Blotter/story?id=4861297 43 November 30, 2010 hearing - http://financialservices.house.gov/Calendar/EventSingle.aspx?EventID=231895 44 “UUA Moves Retirement Plan from Fidelity to TIAA-CREF,” May 21, 2010 - http://www.uua.org/news/newssubmissions/165466.shtml 45 http://www.investorsagainstgenocide.org/news/ 46 Franklin Resources' statement of opposition to the genocide-free investing shareholder proposal on the 2014 proxy ballot - http://www.sec.gov/Archives/edgar/data/38777/000119312514018070/d603699ddef14a.htm 47 "Under Siege: Indiscriminate Bombing and Abuses in Sudan’s Southern Kordofan and Blue Nile States," December 11, 2012, accessed January 28, 2013 - http://www.hrw.org/reports/2012/12/11/under-siege 48 “US condemns Sudan military bombing in South Sudan,” Sudan Tribune, February 3, 2012 - http://www.sudantribune.com/US-condemns-Sudan-military-bombing,41503 49 "Khartoum continues remorseless attempts to ethnically cleanse Southern Kordofan (Nuba Mountains) and Blue Nile with impunity," Sudan Tribune, January 18, 2013 - http://www.sudantribune.com/spip.php?article45219 50 “PetroChina, CNPC and Sudan: Perpetuating Genocide,”Sudan Divestment Task Force, April 15, 2007 - http://www.investorsagainstgenocide.org/iag/files/PetroChina_CNPC_Sudan.pdf, “The Detrimental Presence of PetroChina/CNPC in Sudan,”Sudan Divestment Task Force, July 26, 2007 - http://www.investorsagainstgenocide.org/iag/files/petrochina_cnpc_addendum.pdf 51 “Statement on Sinopec divestment” in the Harvard University Gazette, March 23, 2006 - http://www.news.harvard.edu/gazette/2006/03.23/02-divest.html 52 “An Analysis of Select Companies’ Operations in Sudan,” February 24, 2006 - http://www.jewishworldwatch.org/advocate/pdf/Yale_Lowenstein_Report.pdf 53 "Sudan, Oil, and Human Rights" by Human Rights Watch, November 25, 2003, accessed January 28, 2013 - http://www.hrw.org/reports/2003/11/24/sudan-oil-and-human-rights-0 54 “World’s third largest pension fund divests from PetroChina,” January 25, 2012 - http://globalcompactcritics.blogspot.com/2012/01/worlds-third-largest-pension-fund_25.html 55 “PetroChina, CNPC and Sudan: Perpetuating Genocide,” Sudan Divestment Task Force, April 15, 2007 - http://www.investorsagainstgenocide.org/iag/files/PetroChina_CNPC_Sudan.pdf 56 " TIAA-CREF Statement on Former Holdings in Companies with Ties to Sudan," January 4, 2010, accessed January 28, 2013 - http://www1.tiaa-cref.org/public/about/press/about_us/releases/pressrelease313.html

Genocide-free Investing: Endnotes February 4, 2014 Page 14 57 PetroChina could face penalties after admitting business related to US-sanctioned Iran, Sudan -http://www.scmp.com/business/commodities/article/1407527/petrochina-could-face-penalties-after-admitting-business 58 http://www.sec.gov/Archives/edgar/data/1108329/000003877713000121/petr12a2.htm 59 Franklin Resources' statement of opposition to the genocide-free investing shareholder proposal on the 2014 proxy ballot - http://www.sec.gov/Archives/edgar/data/38777/000119312514018070/d603699ddef14a.htm 60 Sudan Peace Act of 2002 - http://www.state.gov/documents/organization/19897.pdf 61 Title 50, section 1701, page 299 - http://www.gpo.gov/fdsys/pkg/USCODE-2009-title50/pdf/USCODE-2009-title50-chap35-sec1701.pdf 62 Executive Order 13412 of October 13, 2006, "Blocking Property of and Prohibiting Transactions With theGovernment of Sudan" - http://edocket.access.gpo.gov/2006/pdf/06-8769.pdf 63 Gary P. Brinson, L. Randolph Hood, and Gilbert L. Beebower, “Determinants of Portfolio Performance,” The Financial Analysts Journal, July/August 1986 64 “Convention on the Prevention and Punishment of the Crime of Genocide,” Office of the UN High Commissioner for Human Rights - http://www2.ohchr.org/english/law/genocide.htm 65 “Rome Statute of the International Criminal Court,” Article 7 - http://untreaty.un.org/cod/icc/statute/romefra.htm 66 SEC No Action response - http://www.sec.gov/divisions/investment/noaction/2013/steve-tamari-shareholder-letter-cref-050113-14a8.pdf 67 http://en.wikipedia.org/wiki/Disinvestment_from_South_Africa 68 “Divestment and Sudan,” in The Nation, May 8, 2006 - http://www.thenation.com/article/divestment-and-sudan 69 T. Rowe Price “Policy Statement on Corporate Responsibility,” accessed March 6, 2012 - http://corporate.troweprice.com/ccw/home/ourCompany/corporateResponsibility.do 70 “TIAA-CREF’s Policy on Investment in Companies with Ties to Sudan,” March 26, 2009, accessed January 28, 2013 - http://www1.tiaa-cref.org/public/about/news/gen0903_170.html 71 TIAA-CREF Policy Statement on Corporate Governance,6th Edition, Section V.B.2 Human Rights, pages 26-27, accessed January 28, 2013 - https://www.tiaa-cref.org/public/pdf/pdf/governance_policy1.pdf 72 “American Funds Sells PetroChina as Rights Group Claims Victory,” February 17, 2010 - http://www.bloomberg.com/apps/news?pid=newsarchive&sid=aLp1L1BWx64c&pos=7 73 “Buffett’s PetroChina Sale,” Wall Street Journal, October 12, 2007 - http://online.wsj.com/article_email/SB119214767060856721-lMyQjAxMDE3OTEyMjExNDI3Wj.html 74 “Buffet’s PetroChina sale pleases activists, investors alike,” Market Watch, September 14, 2007 - http://www.marketwatch.com/story/buffetts-petrochina-sale-pleases-activists-investors-alike 75 U.S. Department of the Treasury, OFAC Sanctions Programs and Country Information - http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx 76 SEC response to Franklin Resources’ no-action request in a letter dated December 30, 2013 -http://www.sec.gov/divisions/corpfin/cf-noaction.shtml 77 Franklin Resources proxy materials for 2013 - http://www.sec.gov/Archives/edgar/data/38777/000119312513021756/d427002ddef14a.htm 78 Franklin Resources proxy materials for 2014 - http://www.sec.gov/Archives/edgar/data/38777/000119312514018070/d603699ddef14a.htm 79 Franklin Templeton Investments Chairman, President and CEO Gregory E. Johnson, “Message from the Chairman,” quoted on the company website, accessed February 3, 2014 - https://www.franklintempleton.com/corp/pages/carousel/about_us/corpCitizenship.jsf 80 Ibid. 81 Ibid. 82 Franklin Resources statement of opposition for 2013 proxy ballot, SEC filing as of January 24, 2013 - http://www.sec.gov/Archives/edgar/data/38777/000119312513021756/d427002ddef14a.htm 83 Franklin Templeton signs UNPRI," Investor Weekly News, May 7, 2013, accessed February 3, 2014 - http://www.investordaily.com.au/go-to-investorweekly/33381-franklin-templeton-signs-unpri 84 Signatories to the Principles for Responsible Investment, accessed March 3, 2012 - http://www.unpri.org/signatories/ 85 UN Principles for Responsible Investing, accessed March 3, 2012 - http://www.unpri.org/principles/ 86 Franklin Resources' statement of opposition to the genocide-free investing shareholder proposal on the 2014 proxy ballot - http://www.sec.gov/Archives/edgar/data/38777/000119312514018070/d603699ddef14a.htm * Cover photo courtesy of Mia Farrow, Darfuri women displaced to IDP camps after the destruction of their villages.

ABOUT MASSACHUSETTS COALITION TO SAVE DARFUR, INC.

Massachusetts Coalition to Save Darfur, Inc. is a qualified tax-exempt 501(c)(3) corporation. Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur, Inc. The Massachusetts Coalition to Save Darfur, Inc., its officers and directors, their family members, and affiliates, taken together, own less than 500 shares of Franklin Resources, Inc. (NYSE: BEN). The Massachusetts Coalition to Save Darfur, Inc. and its project, Investors Against Genocide, are supporting the proponent of the 'genocide-free investing' shareholder proposal in the 2014 Franklin Resources, Inc. proxy statement.

IMPORTANT INFORMATION

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM SHAREHOLDERS FOR USE AT THE 2014 FRANKLIN RESOURCES, INC. ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY PARTICIPATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE, ALONG WITH OTHER RELEVANT DOCUMENTS, AT NO CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S (“SEC”) WEBSITE AT HTTP://WWW.SEC.GOV OR FRANKLIN RESOURCES, INC.'S STOCKHOLDER SERVICES WEBPAGE AT HTTP://PHX.CORPORATE-IR.NET/PHOENIX.ZHTML?C=111222&P=IROL-ANNUALMEETING